Exhibit 23.1

INDEPENDENT AUDITORS’ CONSENT

We consent to the incorporation by reference in Registration Statement No. 333-30847, 333-57952, 333-101233 and 333-107111 of EPIQ Systems, Inc. on Form S-8, and in Registration Statement No. 333-101232 of EPIQ Systems, Inc. on Form S-3, of our report dated February 25, 2004, appearing in this Annual Report on Form 10-K of EPIQ Systems, Inc. for the year ended December 31, 2003.

DELOITTE & TOUCHE LLP

Kansas City, Missouri
March 9, 2004